Exhibit (a)(21)

PRESS RELEASE

Radyne ComStream’s Tender Offer For Wegener Corporation Expires

Notes Wegener remains unprofitable and has been sued by its own stockholders

PHOENIX, AZ – June 19, 2003 — Radyne ComStream Inc. (Nasdaq: RADN; Warrants: RADNW) today announced that its offer to purchase all of the outstanding publicly held shares of Wegener Corporation (NASDAQ: WGNR) at a price of $1.55 per share will expire today in accordance with its terms and will not be extended. The minimum tender condition of a majority of the shares being tendered was not satisfied. Although Radyne ComStream has prepared a consent solicitation statement to seek to obtain control of the Wegener Board, it has decided not to proceed with the consent at this time.

Bob Fitting stated, “We believe we have done what we can to awaken Wegener’s stockholders to our desire to purchase the company. It is now in their hands to put pressure on the Board of Directors to act in the best interests of the stockholders.”

He noted that Wegener stockholders had taken the first step in addressing the Board’s entrenchment by filing a lawsuit against the directors related to the tender offer—a lawsuit which Wegener did not disclose to its stockholders.

Mr. Fitting added, “Frankly, we were somewhat surprised and disappointed with Wegener’s financial results for the quarter just ended. They remain unprofitable for the year. It looks like all the fanfare associated with the Scientific Atlanta contract has not materialized into bookings, revenues or profits. Further, in fighting us at every turn, rather than seeking to work with us, it looks like the Board spent over $800,000 of the company’s cash, and created massive contingent liabilities via change in control agreements. Wegener is simply less attractive to us at this point and, without a strong push from the stockholders or a reversal of the Board’s attitude towards entrenchment, we do not intend to pursue this matter further.”

For additional information on the offer, Wegener stockholders may contact Richard P. Johnson, Radyne ComStream’s Chief Financial Officer, at (602) 437-9620.

Notice for Wegener Stockholders

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. In addition, this press release should not be construed to constitute a solicitation of any consent.

About Radyne ComStream

Radyne ComStream designs, manufactures, sells, integrates and installs products, systems and software used for the transmission and reception of data and video over satellite, microwave and cable communication networks. The Company, through its

Tiernan subsidiary (www.tiernan.com), is a supplier of HDTV and SDTV encoding and transmission equipment. Its Armer subsidiary (www.armercom.com) provides innovative solutions for the integration and installation of turnkey communications systems. The Company has offices in the U.S. located in Phoenix, San Diego and Boca Raton, and internationally in Singapore, Beijing, Jakarta and London. The Company also has sales and/or service centers in Sao Paulo, Bangalore, Shanghai and Moscow. For more information visit our web site at www.radn.com.

Contact: Rich Johnson, Chief Financial Officer, Radyne ComStream, 602.437.9620

Safe Harbor Paragraph for Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”) and Radyne ComStream claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “intends” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to, those that relate to the tender offer and the consent solicitation, together with any other statements that are not historical. Radyne ComStream wishes to caution the reader that factors described in Radyne ComStream’s SEC filings are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements. Other factors that may affect forward-looking statements and the Company’s business generally include but are not limited to:

Prospects of the international markets and global economy given that Radyne ComStream depends heavily on international sales;

A downturn in the evolving telecommunications and Internet industries;

Risk factors and cautionary statements made in Radyne ComStream’s Annual Report on Form 10-K for the period ended December 31, 2002 and Quarterly Report on Form 10-Q for the period ended March 31, 2003;

The effect that acts of international terrorism may have on Radyne ComStream’s ability to ship products abroad; and

Other factors that Radyne ComStream is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. Radyne ComStream does not undertake and specifically declines any obligation to update any forward-looking statements.

###